Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 333-129462 and No. 333-167685) pertaining to National HealthCare Corporation’s 2005 Stock Option, Employee Stock Purchase, Physician Stock Purchase & Stock Appreciation Rights Plan and 2004 Non-Qualified Stock Option Plan and 2010 Omnibus Equity Incentive Plan of our reports dated February 20, 2015, with respect to the consolidated financial statements and schedule of National HealthCare Corporation, and the effectiveness of internal control over financial reporting of National HealthCare Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

Nashville, Tennessee

February 20, 2015